CONTACT:  John Lord or Gail Campbell Woolley
          (703) 846-2500

              MOBIL SELLS PLASTICS DIVISION FOR $1.27 BILLION

     FAIRFAX, VA., Oct. 2 -- Mobil Corporation announced today it has reached a definitive agreement to sell the Mobil Chemical Company's Plastics Division to Tenneco's Packaging Corporation of America (PCA).
     The sales price of $1.27 billion will produce net income in excess of one-half billion dollars to Mobil. The sale, which is subject to regulatory approval, is expected to be completed in the fourth quarter of this year. Proceeds from the sale will be used to fund Mobil's many opportunities for growth in our core businesses, including potential acquisitions.
     Mobil Plastics is one of the largest manufacturers and marketers of plastic packaging and consumer products in North America. Its products include Hefty brand waste bags, tableware and food storage bags as well as specialty packaging for food service, supermarket and industrial applications.
     Based in Rochester, New York, Mobil Plastics Division employs approximately 4,100 people and had revenues of more than $1 billion in 1994. PCA has agreed to offer employment to all Mobil Plastics Division employees.
     "This sale is part of Mobil's strategy to enhance shareholder value by focusing on its core businesses of oil, gas and petrochemicals, and selling those non-core businesses that are worth substantially more to others," said Mobil Chairman Lucio A. Noto.
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     Mobil Plastics Division manufacturing plants are in
Bakersfield, CA; Covington, GA; Frankfort, IL; Jacksonville, IL; Canandaigua, NY; Macedon, NY; Temple, TX; and Belleville, Ontario, Canada.
     The sale does not involve Mobil Chemical's Films, Petrochemicals, Chemical Products, Tucker Housewares or Composite Products Divisions.
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10/02/95